Exhibit 99.1

For Immediate Release:

Contact:	Jeffrey K. Berg, President and Chief Executive Officer
David T. McGraw, Vice President – Finance and Chief Financial Officer
Telephone (952) 996-1694

Communications Systems, Inc. Announces
Operating Results for 2008 Third Quarter and First Nine Months.

Minnetonka, MN — November 11, 2008— Communications Systems, Inc. (NASDAQ: JCS) today reported financial results for the three month and nine month periods ended September 30, 2008

The Company reported that its net income for its third quarter ended September 30, 2008 was $2,794,000, or $.32 per diluted share, compared to $1,802,000, or $.20 per diluted share, in the comparable period in 2007. Sales in the 2008 third quarter were $32,683,000 compared $33,091,000 for the same period 2007. Operating income increased to $5,236,000 in the third quarter of 2008 compared to $2,503,000 in the same period in 2007.

For the nine months ended September 30, 2008 the Company reported that its net income was $5,241,000 or $.61 per diluted share, compared to $6,059,000, or $.68 per diluted share, in the same period of 2007. Sales for the nine months increased to $94,295,000 compared to $92,792,000 for the same period in 2007. Operating income for the 2008 nine month period was $8,364,000 compared to $8,559,000 for the same period in 2007.

The Company’s year to date results reflect strong performance by the Company’s Transition Networks subsidiary that posted operating income of $3,043,000 and $7,345,000 for the 2008 three and nine month periods, representing respectively 48 % and 66 % increases over the same periods in 2007. The Company’s 2008 and comparable 2007 results also reflect the application of previously reported revenue recognition policies for services provided by its JDL Technologies subsidiary to the Virgin Islands Department of Education (VIDE). For the nine months ended September 30, 2007, revenues of $2,555,000 were recognized that related to services for VIDE in 2006; this represented approximately $.12 per diluted share of after tax net income reported for that period. For the nine months ended September 30, 2008, revenues of $ 736,000 were recognized that related to services for VIDE in 2007; this represented approximately $.05 per diluted share of after tax net income reported for that period. Finally, the Company’s 2008 operating results for the nine month period were adversely affected by a $2,999,000 non-cash impairment charge taken in the 2008 first quarter in connection with the previously reported termination of JDL’s operations in the Virgin Islands.

Jeffrey K. Berg President and Chief Executive Officer said: “We are pleased with CSIs results for the third quarter and the first nine months of 2008 despite difficult and uncertain economic conditions that are impacting the markets we serve. Transition Networks, our largest business unit has performed exceptionally well this year. Suttle, our second largest business unit, has experienced a decline in revenues compared to 2007 that is largely attributable to softness in the housing sector, but is maintaining good margins and is actively exploring entering new, non-US markets to offset adverse conditions in its current markets.”

David T. McGraw, Vice President – Finance and CFO, also commented: “CSI’s balance sheet remains very strong with a current ratio of 6.2 and cash in excess of $30,000,000. A majority of our cash has been transferred out of money market funds into higher yielding FDIC insured bank certificates of deposit.”

Further information regarding the Company’s results for the three and nine months ended September 30, 2008 will be presented in the Company’s Report on Form 10Q which will be filed with the SEC on or before November 17, 2008.

Cautionary Statement

From time to time, in reports filed with the Securities and Exchange Commission, in press releases, and in other communications to shareholders or the investing public, the Communications Systems Inc. may make forward-looking statements concerning possible or anticipated future financial performance, business activities or plans which are typically preceded by the words “believes,” “expects,” “anticipates,” “intends” or similar expressions. For these forward-looking statements, the Company claims the protection of the safe harbor for forward-looking statements contained in federal securities laws. Shareholders and the investing public should understand that these forward-looking statements are subject to risks and uncertainties which could cause actual performance, activities or plans after the date the statements are made to differ significantly from those indicated in the forward-looking statements when made.

About Communications Systems

Communications Systems, Inc. provides physical connectivity infrastructure and services for cost-effective broadband solutions and is a leading supplier of voice-grade connecting devices and wiring systems. CSI serves the broadband network market as the world’s leading supplier of media conversion technology, that permits networks to deploy fiber optic technology while retaining the copper-based infrastructure already embedded in the network. In addition, CSI supplies copper wire and fiber optic structured wiring systems for broadband networks, as well as line filters for digital subscriber line service. CSI also provides network design, training and management services.

CSI CONSOLIDATED SUMMARY OF EARNINGS

Selected Income Statement Data

	Three Months Ended September 30, 2008	Three Months Ended September 30, 2007	Nine Months Ended September 30, 2008	Nine Months Ended September 30, 2007
Sales	$32,682,521	$33,091,270	$94,294,798	$92,792,436
Gross margin	13,526,814	10,938,900	36,239,068	33,360,580
Operating income	5,235,801	2,503,016	8,364,176	8,559,092
Income before income taxes	5,495,127	2,727,965	8,941,204	9,249,513
Income taxes	2,701,000	926,000	3,700,000	3,191,000
Net income	$2,794,127	$1,801,965	$5,241,204	$6,058,513

Basic net income per share	$0.33	$0.20	$0.61	$0.69
Diluted net income per share	$0.32	$0.20	$0.61	$0.68
Cash dividends per share	$0.12	$0.10	$0.36	$0.30

Average basic shares outstanding	8,579,530	8,803,295	8,599,558	8,823,284
Average dilutive shares outstanding	8,612,194	8,869,657	8,638,994	8,892,697

Selected Balance Sheet Data

	September 30, 2008	December 31, 2007

Total assets	$105,481,487	$100,760,313
Cash	30,429,781	29,427,879
Property, plant and equipment, net	12,712,517	13,944,597
Long-term liabilities	4,657,094	4,044,905
Stockholders’ equity	86,853,717	84,930,582